INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Gap, Inc. on From S-8 of our report dated February 29, 1996 (except for Note A paragraph two, and Note G paragraph seven, as to which the date is April 10, 1996) incorporated by reference in the Annual report on Form 10-K of The Gap, Inc. for the year ended February 3, 1996.


/s/ Deloitte & Touche LLP

San Francisco, California
September 13, 1996